Exhibit 99.2

Item 6.	Selected Financial Data

You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes included elsewhere in this report. The Company derived the following selected financial information (excluding Other Data) as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 from the Company’s audited consolidated financial statements and the related notes included elsewhere in this report. The Company derived the selected financial information (excluding Other Data) as of December 31, 2006, 2005 and 2004 and for each of the two years in the period ended December 31, 2005 from the Company’s audited consolidated financial statements and the related notes not included in this report.

Although NFP was founded in August 1998, the Company commenced operations on January 1, 1999. In each year since the Company commenced operations, the Company has completed a significant number of acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions.” As a result of the Company’s acquisitions, the results in the periods shown below may not be directly comparable.

	For the years ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Commissions and fees	$1,150,387	$1,194,294	$1,077,113	$891,446	$639,472
Cost of services(a):
Commissions and fees	362,868	386,460	348,062	247,810	163,781
Operating expenses(1)	408,968	371,610	311,872	259,859	190,192
Management fees(2)	170,683	211,825	217,934	208,613	145,073

Total cost of services (excludes items shown separately below)	942,519	969,895	877,868	716,282	499,046

Gross margin	207,868	224,399	199,245	175,164	140,426
Corporate and other expenses:
General and administrative(a)	64,189	58,495	51,274	45,763	36,849
Amortization	39,194	34,303	27,984	23,709	19,550
Impairment of goodwill and intangible assets	41,257	7,877	10,745	8,057	4,791
Depreciation	13,371	11,010	9,136	7,815	6,658
Management agreement buyout	—	13,046	—	—	—
(Gain) loss on sale of businesses	(7,663)	(1,864)	34	(6,298)	(145)

Total corporate and other expenses	150,348	122,867	99,173	79,046	67,703

Income from operations	57,520	101,532	100,072	96,118	72,723
Interest and other income	6,176	9,651	8,295	6,426	2,166
Interest and other expense	(21,887)	(19,227)	(7,006)	(5,531)	(2,782)

Net interest and other	(15,711)	(9,576)	1,289	895	(616)

Income before income taxes	41,809	91,956	101,361	97,013	72,107
Income tax expense	33,338	43,205	43,783	40,831	31,965

Net income	$8,471	$48,751	$57,578	$56,182	$40,142

Earnings per share—basic	$0.21	$1.28	$1.52	$1.57	$1.19

Earnings per share—diluted	$0.21	$1.21	$1.43	$1.48	$1.10

Weighted average shares outstanding—basic	39,543	38,119	37,850	35,679	33,688
Weighted average shares outstanding—diluted	40,933	40,254	40,344	38,036	36,640
Dividends declared per common share	$0.63	$0.75	$0.63	$0.51	$0.42

(1)	Excludes Amortization and Depreciation which are shown separately under corporate and other expenses.

(2)	Excludes Management agreement buyout which is shown separately under corporate and other expenses.

	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Statement of Financial Condition Data:
Cash and cash equivalents	$48,621	$114,182	$98,206	$105,761	$83,103
Intangibles, net	462,123	475,149	390,252	340,969	273,207
Goodwill, net	635,693	610,499	466,391	357,353	281,212
Total assets	1,542,121	1,558,543	1,237,044	1,046,638	826,460
Borrowings(b)	341,475	309,087	83,000	40,000	—
Total stockholders’ equity	$823,518	$809,123	$774,872	$659,685	$546,272

	For the years ended December 31,
	2008	2007	2006	2005	2004
Other Data (unaudited):
Internal revenue growth(c)	-8.7%	0.3%	5%	22%	16%
Internal net revenue growth(d)	-6.9%	2.6%	1%	17%	16%
Total NFP-owned firms (at period end)	181	184	176	160	144
Ratio of earnings to combined fixed charges	2.44x	4.88x	10.11x	12.19x	16.95x

a)	Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” and SEC Staff Accounting Bulletin No. 107 (collectively “SFAS 123R”) which is a revision of SFAS 123, which superseded APB 25 and amended SFAS No. 95, “Statement of Cash Flows.” The Company adopted the modified prospective transition method provided for under SFAS 123R and, accordingly, has not restated prior year amounts. Under the transition method, compensation expense for 2006 includes compensation expense for all share-based payment awards granted prior to, but not yet vested as of, January 1, 2003, the date of the Company’s adoption of SFAS 123, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock-based compensation expense includes an estimate for forfeitures and is recognized over the expected term of the award on a straight-line basis. The Company evaluated the need to record a cumulative effect adjustment related to estimated forfeitures for unvested previously issued awards and the impact was not deemed to be material. NFP measured the fair value for stock options using the Black-Scholes valuation model under SFAS 123 and continued to use this model under SFAS 123R in 2006.

As a result of adopting SFAS 123R NFP recorded, for firm employees, principals and firm activities, a charge to cost of services of $5.8 million for 2008 and $5.2 million for 2007. NFP recorded $6.8 million of such expense for 2008 and $7.7 million for 2007, in corporate and other expenses—general and administrative. Previously all stock-based compensation was included in general and administrative expense as a component of corporate and other expenses. Total stock-based compensation for 2008 was $12.6 million. Total stock-based compensation of $12.9 million in 2007, $9.2 million in 2006, $4.5 million in 2005, and $1.4 million in 2004 is included in corporate and other expenses—general and administrative to conform to the current period presentation.

b)	NFP’s borrowings consist of $230 million of convertible senior notes that are due by February 1, 2012 and amounts drawn under a bank line that is structured as a revolving credit facility and due on August 22, 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowings.”

c)

As a measure of financial performance, NFP calculates the internal growth rate of the revenue of the Company’s firms. This calculation compares the change in revenue of a comparable group of firms for the same time period in successive years. NFP includes firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by NFP unless a firm has internally consolidated with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that internally consolidate, the combined firm is excluded from the calculation from the time of the internal consolidation until the first fiscal quarter that begins one year after acquisition by the Company of the most recently acquired firm participating in the internal consolidation. However, if both firms involved in an internal consolidation are included in the internal growth rate calculation at the time of the internal consolidation, the combined firm continues to be included in the calculation after the internal consolidation. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be internal growth. For further information about sub-acquisitions, see “Business—Acquisition Strategy—Sub-

Acquisitions.” With respect to dispositions, NFP includes these firms up to the time of disposition and excludes these firms for all periods after the disposition. The calculation is adjusted for intercompany transactions for all periods after December 31, 2005. Management believes that the intercompany adjustments made to the internal revenue growth rate for periods after December 31, 2005 does not significantly impact its comparability with prior year periods.

d)	The growth of revenue less commissions and fees as a component of cost of services of firms included in the Internal revenue growth calculation, as defined above.